Exhibit (a)(5)(14)
Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.
To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)
PROPOSED PRIVATISATION OF
TOM ONLINE INC.
BY
TOM GROUP LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN
ISLANDS)
AT THE PRICE OF HK$1.52 PER SCHEME SHARE
(INCLUDING SCHEME SHARES UNDERLYING ADSs)
RESULTS OF ADJOURNED COURT MEETING AND ADJOURNED EGM
AND
RESUMPTION OF TRADING
Financial Adviser to TOM Group Limited
Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of
TOM Online Inc.

Results of Adjourned Court Meeting and Adjourned EGM
The Scheme was duly approved by the Independent Shareholders at the adjourned Court Meeting and the special resolution proposed at the adjourned EGM was also duly passed by the Shareholders.
Current status of the Conditions of the Scheme and Effective Date of the Scheme
The Scheme will become effective subject to the fulfilment or waiver (as applicable) of conditions (d) to (i) set out in the section headed “Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum on page 80 of the Scheme Document. Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on Friday, 31 August 2007 (Cayman Islands time). A further announcement will be made of the exact date on which the Scheme becomes effective. The Scheme will lapse if it does not become effective on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), and a further announcement will be made accordingly.
Resumption of trading
At the request of TOM and TOM Online, trading in the shares of TOM and trading in the Shares of TOM Online, respectively, on the Stock Exchange were suspended with effect from 9:30 a.m. on Friday, 10 August 2007, pending the release of this announcement. An application has been submitted by each of TOM and TOM Online to the Stock Exchange requesting for the resumption of trading in the shares of TOM and trading in the Shares of TOM Online, respectively, with effect from 9:30 a.m. on Monday, 13 August 2007.
Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.
Introduction
This announcement is made pursuant to Rule 13.09 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and Rule 17.10 of the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.
Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM, the announcement dated 25 April 2007 made by TOM, the joint announcement dated 30 April 2007 made by TOM and TOM Online, the joint announcement dated 6 June 2007 made by TOM and TOM Online, the joint announcement dated 8 June 2007 made by TOM and TOM Online, the joint announcement dated 25 June 2007 made by TOM and TOM Online, the joint announcement dated 27 June 2007 made by TOM and TOM Online and the joint announcement dated 10 July 2007 made by TOM and

TOM Online. Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.
Result of the Adjourned Court Meeting
At the adjourned Court Meeting, a total number of 75 Independent Shareholders representing 481,362,061 Scheme Shares (representing approximately 46.56% of the total number of Scheme Shares) attended and voted in person or by proxy on a poll, of which:
(i)	59 Independent Shareholders representing 462,539,381 Scheme Shares (representing approximately 96.09% in value of the Scheme Shares voted, approximately 44.74% of the total number of Scheme Shares, and approximately 45.37% in value of all the Scheme Shares held by the Independent Shareholders) voted in favour of the Scheme; and
(ii)	16 Independent Shareholders representing 18,822,680 Scheme Shares (representing approximately 3.91% in value of the Scheme Shares voted, approximately 1.82% of the total number of Scheme Shares, and approximately 1.85% in value of all the Scheme Shares held by the Independent Shareholders) voted against the Scheme.
Accordingly, the Scheme was duly approved (by way of poll) in compliance with Section 86 of the Companies Law of the Cayman Islands and Rule 2.10 of the Takeovers Code by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the adjourned Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the adjourned Court Meeting and the Scheme was not disapproved (by way of poll) by Independent Shareholders at the adjourned Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders.
The total number of Scheme Shares entitling the holders to attend and vote for or against the resolution at the adjourned Court Meeting was 1,019,475,831 Scheme Shares.
It was stated in the Scheme Document that each of Romefield, Easterhouse and Mr. Wang Lei Lei (if he becomes a Shareholder) would abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme, and each of Romefield and Easterhouse so abstained accordingly. Mr. Wang Lei Lei did not become a Shareholder before the holding of the adjourned Court Meeting.
Other than as disclosed above, no holder of Scheme Shares was required to abstain from voting on the resolution at the adjourned Court Meeting nor did any person indicate in the Scheme Document that he/she/it intended to abstain from voting on or vote against the resolution at the Court Meeting.
Computershare Hong Kong Investor Services Limited acted as scrutineers for the vote-taking at the adjourned Court Meeting.
Result of the Adjourned EGM
At the adjourned EGM, a total of 3,704,424,288 Shares (representing approximately 86.97% of the total number of Shares) were voted in person or by proxy on a poll, of which:
(i)	3,685,583,614 Shares (representing approximately 99.49% of the Shares voted) were voted in favour of the special resolution proposed at the adjourned EGM; and
(ii)	18,840,674 Shares (representing approximately 0.51% of the Shares voted) were voted against the special resolution proposed at the adjourned EGM.
Accordingly, the special resolution proposed at the adjourned EGM for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme was duly passed by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting (either in person or by proxy) at the adjourned EGM.
The total number of Shares entitling the holders to attend and vote for or against the special resolution at the adjourned EGM was 4,259,654,528 Shares.
No holder of Shares was required to abstain from voting on the resolution at the adjourned EGM nor did any person indicate in the Scheme Document that he/she/it intended to abstain from voting on or vote against any resolution at the EGM.
Computershare Hong Kong Investor Services Limited acted as scrutineers for the vote-taking at the adjourned EGM.
Current status of the Conditions to the Scheme and Effective Date of the Scheme
The Scheme will become effective subject to the fulfilment or waiver (as applicable) of conditions (d) to (i) set out in the section headed “Conditions of the Share Proposal and the Scheme” in the Explanatory Memorandum on page 80 of the Scheme Document. Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on Friday, 31 August 2007 (Cayman Islands time). A further announcement will be made of the exact date on which the Scheme becomes effective. The Scheme will lapse if it does not become effective on or before 31 December 2007 (or such later date as TOM and TOM Online may agree and, to the extent applicable, as the Grand Court may allow and as may be permitted by the Takeovers Code), and a further announcement will be made accordingly.
Please refer to the joint announcement dated 10 July 2007 made by TOM and TOM Online and pages 7 to 10 of the supplement to the Scheme Document dated 10 July 2007 issued by TOM and TOM Online for the expected last dates for dealings in the Shares and the ADSs and other items of the updated expected timetable in respect of the Proposals.
Resumption of trading
At the request of TOM and TOM Online, trading in the shares of TOM and trading in the Shares of TOM Online, respectively, on the Stock Exchange were suspended with effect from 9:30 a.m. on Friday, 10 August 2007, pending the release of this announcement. An application has been submitted by each of TOM and TOM Online to the Stock Exchange requesting for the resumption of trading in the shares of TOM and trading in the Shares of TOM Online, respectively, with effect from 9:30 a.m. on Monday, 13 August 2007.
Shareholders of TOM and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the implementation of the Scheme, the Share Proposal and the Option Proposal is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.
US Rule 13e-3 Notice
The approval of the Scheme at the Court Meeting and EGM is a condition to the Share Proposal. The Share Proposal is part of a going private transaction subject to Rule 13e-3 of the U.S. Securities Exchange Act of

1934. On 30 April 2007, TOM and TOM Online filed a Schedule 13E-3 with the SEC relating to the proposed going private transaction, as well as amendments to the Schedule 13E-3 on 2 May 2007, 29 May 2007, 7 June 2007, 8 June 2007, 27 June 2007, 10 July 2007 and 25 July 2007. Investors may view and download a copy of the Schedule 13E-3 and its amendments at the SEC’s website at http://www.sec.gov.

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director
Hong Kong, 10 August 2007
As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.
As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai
Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

*	for identification purpose